Exhibit 10.3

TAX DISAFFILIATION AGREEMENT

BY AND BETWEEN

COMVERSE TECHNOLOGY, INC.

AND

COMVERSE, INC.

DATED AS OF OCTOBER 31, 2012

TAX DISAFFILIATION AGREEMENT

This Tax Disaffiliation Agreement (this “Agreement”), is dated as of October 31, 2012, by and between Comverse Technology, Inc., a New York corporation (“CTI”), and Comverse, Inc., a Delaware corporation and a wholly-owned subsidiary of CTI (“Comverse” and, together with CTI, the “Parties” and each a “Party”).

W I T N E S S E T H

WHEREAS, Comverse is currently a member of the CTI Consolidated Group (as defined herein);

WHEREAS, pursuant to the Distribution Agreement entered into between CTI and Comverse dated as of the date hereof (the “Distribution Agreement”), CTI shall distribute all of the outstanding capital stock of Comverse to its stockholders (the “Distribution”);

WHEREAS, the Parties wish to provide for the payment of Taxes and entitlement to Refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns and provide for certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN OPERATING CONVENTIONS

Section 1.01. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Agreement” shall have the meaning ascribed thereto in the introductory paragraph.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return that includes at least one asset or activity (including but not limited to any item of income, deduction, gain, loss, or credit) that is allocable pursuant to this Agreement to the CTI Pre-Distribution Group or the CTI Group and at least one asset or activity (including but not limited to any item of income, deduction, gain, loss, or credit) that is allocable to the Comverse Group.

“Comverse” shall have the meaning ascribed thereto in the introductory paragraph, and shall include any successor of Comverse.

“Comverse Group” means Comverse and each Person that is, or may become, a wholly-owned Subsidiary of Comverse as of the day after the Distribution Date.

“Comverse Indemnitees” shall have the meaning ascribed thereto in the Distribution Agreement.

“CTI” shall have the meaning ascribed thereto in the introductory paragraph, and shall include any successor of CTI, including for U.S. federal tax purposes.

“CTI Consolidated Group” means the affiliated group of corporations, within the meaning of Section 1504(a) of the Code, of which CTI is the common parent corporation, and any member of such group.

“CTI Group” means CTI and each Person (other than any member of the Comverse Group) that is, or may become, a wholly-owned Subsidiary of CTI as of the day after the Distribution Date.

“CTI Indemnitees” shall have the meaning ascribed thereto in the Distribution Agreement.

“CTI Pre-Distribution Group” means CTI and each Person that is a Subsidiary of CTI at any time before the end of the day of the Distribution Date, other than Verint and its Subsidiaries.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Agreement” shall have the meaning set forth in the Recitals.

“Distribution Date” shall have the meaning ascribed thereto in the Distribution Agreement.

“Group” means the CTI Pre-Distribution Group, CTI Group or the Comverse Group, as the context may require.

“Indemnifying Party” means any Person from which an Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnified Party” means any Person seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Merger” means the merger transaction contemplated by the Merger Agreement

“Merger Agreement” means the Agreement and Plan of Merger among Verint, Comverse Technology, Inc., and Victory Acquisition I LLC, dated as of August 12, 2012.

“Newco” shall have the meaning ascribed thereto in Section 6.13.

“Outside Notice Date” shall have the meaning ascribed thereto in the Distribution Agreement.

“Party” and “Parties” shall have the meaning ascribed thereto in the introductory paragraph.

“Person” means any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or subdivision thereof.

“Post-Distribution Taxable Period” means a taxable period that begins on the day after the Distribution Date.

“Pre-Distribution Taxable Period” means a taxable period that ends at the end of the day of or before the Distribution Date.

“Prepared Tax Returns” shall have the meaning ascribed thereto in Section 3.01(a).

“Refund” means any refund of Taxes, including any reduction in liability for such Taxes by means of a credit, offset or otherwise.

“Statute of Limitations” means the period permitted by law during which a Tax Authority may assess and collect a Tax, which, for the avoidance of doubt, includes any extension or waiver of such period resulting from the utilization of any Tax Attribute.

“Straddle Period” means a taxable period that includes, but does not end on, the Distribution Date.

“Subsidiary” shall have the meaning ascribed thereto in the Distribution Agreement.

“Tax” or “Taxes” means all federal, state, local and foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority (domestic or foreign) and shall include any liability in respect of Taxes imposed by Treasury Regulations Section 1.1502-6, as transferee or successor, by contract or otherwise.

“Tax Attributes” means net operating losses, capital losses, earnings and profits, previously taxed income, credits, those items set forth in Section 381(c) of the Code and all other Tax attributes.

“Tax Authority” means the IRS and any other domestic or foreign governmental authority responsible for the administration, assessment or collection of Taxes.

“Tax Proceeding” means any audit or other examination, or any judicial or administrative proceeding, relating to liability for or Refunds with respect to Taxes.

“Tax Returns” means all reports, returns, filings, declaration forms, claims for Refunds and statements filed or required to be filed with respect to Taxes; including any amendments thereto (whether on a separate, consolidated or unitary basis).

“Taxable Year” means the year or portion of a year on the basis of which taxable income is computed or during which a Tax is assessed.

“Transaction Party” shall have the meaning ascribed thereto in Section 6.02.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or other similar duties or Taxes, together with any interest thereon, penalties, fines, costs, fee, additions to tax or additional amounts with respect thereto, incurred in connection with the transactions contemplated by the Distribution Agreement.

“Treasury Regulations” means the regulations under the Code promulgated by the United States Department of the Treasury.

“TSA” means the Transition Services Agreement, between Comverse and CTI, dated as of the date hereof.

“Verint” means Verint Systems Inc.

“Verint Tax Attribute” means a Tax Attribute of Verint that was not a Tax Attribute of the CTI Pre-Distribution Group.

Section 1.02. Other Definitional Provisions.

(a) Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Distribution Agreement.

(b) The words “hereof, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

ARTICLE II

RESPONSIBILITY, ALLOCATION, AND PAYMENT

Section 2.01. Responsibility for and Allocation of Taxes.

(a) Except as provided in Section 2.01(b), CTI and Comverse shall each be separately responsible for paying the Taxes of the CTI Pre-Distribution Group, CTI Group and the Comverse Group as follows: Comverse shall be responsible for paying all Taxes (i) of the CTI Pre-Distribution Group for the Pre-Distribution Taxable Period and the portion of any Straddle

Period ending on the Distribution Date and (ii) of the Comverse Group for the Post-Distribution Taxable Period and the portion of any Straddle Period beginning on the day after the Distribution Date. CTI shall be responsible for paying all Taxes of the CTI Group for the Post-Distribution Taxable Period and the portion of any Straddle Period beginning on the day after the Distribution Date.

(b) Comverse shall be liable for any Transfer Taxes. The Parties shall cooperate in good faith to minimize the amount of any Transfer Taxes and to obtain any Refunds thereof. Unless otherwise required by applicable law, Comverse shall be responsible for preparing and timely filing any Tax Return relating to Transfer Taxes.

(c) In any case in which a Tax is assessed with respect to a Straddle Period, the Taxes, if any, attributable to a Straddle Period shall be allocated as follows: (i) Taxes based upon or related to income, gain or receipts shall be allocated based upon a closing of the books of the relevant members of the CTI Pre-Distribution Group, CTI Group and the Comverse Group as of the end of the day on the Distribution Date, provided, however, that credits, exemptions, depreciation, amortization and cost recovery deductions shall be taken into account in accordance with the principles of clause (iii) below; (ii) Taxes (other than those specified in (i)) imposed on specific transactions (e.g., sales and payroll) shall be allocated based on the day on which such transactions occur; and (iii) any Taxes not covered by clause (i) or (ii) above shall be allocated based upon the number of calendar days in the portion of the Straddle Period ending on the Distribution Date and the number of calendar days in the portion of the Straddle Period beginning the day after the Distribution Date, as determined on a per diem basis.

Section 2.02. Tax Attributes. Tax Attributes of the CTI Pre-Distribution Group existing on the Distribution Date shall be allocated between the CTI Group and the Comverse Group in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign laws or regulations). CTI and Comverse shall jointly determine the amounts of such Tax Attributes as soon as reasonably practicable following the Distribution Date, and hereby agree to compute and to have their Subsidiaries compute, all Taxes for Taxable Years ending after the Distribution Date consistently with that determination, except as otherwise required by applicable law.

Section 2.03. Penalties, Additions to Tax and Interest. Penalties, fines, costs, fees, additions to Tax, interest and other similar items on any Tax deficiencies or overpayments will be allocated as the underlying deficiencies or overpayments are allocated under this Agreement.

Section 2.04. Payment of Taxes. Each of CTI and Comverse agrees to timely pay or cause to be timely paid all Taxes for which it is responsible pursuant to Section 2.01 (which, for the avoidance of doubt, shall not include any payment from one Party to the other for any use of, or any reduction in, any Tax Attributes of the CTI Pre-Distribution Group, CTI Group or the Comverse Group).

Comverse shall timely pay or cause to be paid to CTI, no later than five (5) days prior to the filing of a Tax Return, an amount equal to the Tax of Comverse determined under Sections 2.01(a), reflected on a Combined Return filed by CTI or a member of the CTI Group. CTI and Comverse shall each be responsible to timely pay or cause to be timely paid to the applicable Tax Authority all Taxes that are reflected on a Tax Return filed by a member of their respective Groups.

Section 2.05. Allocation of Estimated Tax Payments. Any payment of estimated Taxes prior to the Distribution shall be allocated to, and treated as paid by, Comverse.

Section 2.06. Characterization of Distribution and Payments. For all applicable income Tax purposes, the CTI Pre-Distribution Group, the CTI Group and the Comverse Group agree to treat (i) the Distribution as a taxable distribution under the Code, (ii) any payment required to be made from one Party to the other Party pursuant to this Agreement as either a contribution by CTI to Comverse or a distribution by Comverse to CTI, as the case may be, occurring immediately prior to the Distribution Date, and (iii) any receipt or payment of interest or Refund or payment of non-federal Taxes by or to a Tax Authority, as includible in taxable income or deductible from taxable income, as the case may be, of the Party entitled or obligated under this Agreement to receive or make such payment, in either case except as otherwise mandated by applicable law.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS, COOPERATION

AND RECORD RETENTION

Section 3.01. Preparation of Tax Returns. (a) Comverse shall be responsible for the preparation of (i) all Tax Returns required to be filed by the Comverse Group and (ii) those Tax Returns required to be filed by the CTI Pre-Distribution Group or CTI Group as provided in the TSA. All such Tax Returns shall be prepared in a manner that is consistent with past practice, unless otherwise required by applicable law. Comverse shall be responsible for the preparation of all other Tax Returns required to be filed by the CTI Pre-Distribution Group. Notwithstanding any provision of the TSA, the CTI Pre-Distribution Group’s and the CTI Group’s U.S. federal income, New York State income, New York City income Tax Returns, and all material Tax Returns for the taxable years ending 1/31/2012 and 1/31/2013 (or such other date on which the taxable period ends, in the case of a short taxable period)(the “Applicable Tax Returns”) shall be reviewed and signed by a “big 4” accounting firm as preparer (the “Accounting Review Requirement”). For this purpose, the term “review” or “reviewed” means solely the processes and procedures that such accounting firm is required to perform in order to sign such Tax Returns as preparer. Prior to incurring any costs of such review, each of CTI and Comverse will in good faith work together with such accounting firm to agree upon the costs (the “Accounting Review Costs”), scope of work, and the terms of the engagement with respect to the Accounting Review Requirement. Comverse shall bear the entire cost of the preparation of such Tax Returns, and both Comverse and CTI shall equally bear the cost of the Accounting Review Costs. With respect to all other Tax Returns, the Party required to prepare any such Tax Return pursuant to this Section 3.01 shall bear all costs relating to the preparation of such Tax Return, including costs for the use of third party contractors, except as otherwise provided in the TSA. To the extent a CTI officer no longer serving in such capacity with CTI (or its successor) is permitted to sign the U.S. federal consolidated income, New York State income and New York City income Tax Returns for the taxable years ending 1/31/2012 of the CTI Pre-Distribution Group (but only to the extent such return has not been filed by the date of the Merger) and

1/31/2013 of the CTI Group (the “Prepared Tax Returns”), the chief financial officer of CTI as of January 31, 2013, to the extent then employed as an officer of Comverse, shall sign the Prepared Tax Returns as taxpayer. If such CTI officer is not able to sign the Prepared Tax Returns, a responsible corporate officer of Comverse shall provide to Verint the 2013 certification (or 2012 certification, if necessary) set forth in Schedule 3.01.

CTI or Comverse, as the case may be, shall be permitted to review and comment on any Tax Return prepared by the other Party pursuant to this Section 3.01(a) for which Taxes are allocated in accordance with Section 2.01. In particular, the Party that prepares such Tax Return shall deliver a copy of such Tax Return, together with a statement calculating the portion of the Taxes payable by the other Party, if any, to the other Party for such Party’s review and consent, not to be unreasonably withheld, no later than twenty (20) days prior to the due date for filing thereof or such shorter period as the circumstances require (but only in the case of non-income Tax Returns). Any dispute in respect of any such Tax Return shall be resolved by a mutually agreed, independent, internationally recognized accounting firm. If the Parties cannot mutually agree on the accounting firm to resolve such dispute, each Party shall choose an independent, internationally recognized accounting firm, and the mutual conclusion reached by these two accounting firms shall resolve such dispute. If these two accounting firms do not reach a mutual conclusion in resolution of the dispute, the two accounting firms shall mutually choose a third independent, internationally recognized accounting firm to resolve the dispute and such third accounting firm’s resolution shall be final as between the Parties. The costs of each of the Parties, including any costs incurred to engage its chosen accounting firm, shall become the sole cost and responsibility of the choosing Party, and the costs related to the third accounting firm shall be the responsibility of the Party that does not prevail in the dispute. The Party required to file any Tax Return subject to a dispute shall file such disputed Tax Return on the due date thereof (taking into account any applicable timely filed extension) in the manner that it sees fit, without prejudice to the resolution of such dispute.

(b) Except as provided in Section 4.02 below or as otherwise required by applicable law, neither Party nor any of its Affiliates shall amend, refile, revoke, rescind or otherwise modify any Tax Return, Tax election or method of accounting filed for CTI with respect to any taxable year ending on or prior to the end of the year that includes the Distribution Date or the CTI Pre-Distribution Group with respect to a Pre-Distribution Taxable Period without the prior written consent of the other Party, which consent may not be unreasonably withheld.

(c) For the avoidance of doubt, in the preparation of any Tax Return pursuant to this Article III, no election shall be made pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(B).

Section 3.02. Filing of Tax Returns. The Party required to file any Tax Return prepared in accordance with Section 3.01 shall file such Tax Return on or prior to the due date (taking into account any applicable timely filed extension) for filing thereof.

Section 3.03. Cooperation; Maintenance and Retention of Records. CTI and Comverse shall, and shall cause the CTI Group and the Comverse Group respectively to, provide the requesting Party with such assistance, access to personnel, and documents as may be reasonably requested by such Party, including, for the avoidance of doubt, the execution of any document, in connection with (i) the preparation of any Tax Return, (ii) the conduct of any Tax Proceeding, (iii) any matter relating to Taxes of any member of the CTI Pre-Distribution Group, CTI Group or Comverse Group, (iv) any other matter that is a subject of this Agreement, and (v) to allow CTI to update the Chucktaylor Disclosure Letter (as defined in the Merger Agreement). CTI and Comverse shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto, in each case, that are currently in their possession, until the expiration of the Statute of Limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance written notice and the opportunity to copy or take possession of such records and documents, at the expense of the requesting Party. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable Statute of Limitations that may affect the period for which the foregoing records or other documents must be retained.

Section 3.04. Provision of Tax Returns, Workpapers, Etc. Prior to the Distribution Date, Comverse shall provide and CTI shall have in its possession true and complete copies of each Tax-related document that Comverse has in its possession that is referenced in Section 3.03 with respect to Comverse and each of its Subsidiaries for each Taxable Year beginning with 2008 through the Taxable Year of the Distribution. At its own expense, Comverse shall use reasonable best efforts to solicit (no later than the Distribution Date) from Ernst & Young LLP and/or any other relevant tax advisor the documents referenced in Section 3.03 for Taxable Years beginning with 1999 through the Taxable Year of the Distribution, and provide such documents to CTI as soon as reasonably practicable following receipt thereof (it being understood that Comverse shall not be required to incur any extraordinary expense (for the avoidance of doubt, not to include valid past due charges for accounting and Tax services) to satisfy its obligations under this Section 3.04, with respect to Taxable Years 1999 through 2007).

ARTICLE IV

REFUNDS

Section 4.01. Refunds of Taxes. Except as provided in Section 4.02 below, Comverse and CTI shall each be entitled to receive and retain any Refund relating to Taxes (plus any interest thereon received with respect thereto from the applicable Tax Authority) for which such Party is or may be liable pursuant to Articles II and V of this Agreement. A Party receiving a Refund to which another Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled (plus any interest thereon received with respect thereto from the applicable Tax Authority less any Taxes payable by reason of the receipt of such Refund and interest) within thirty (30) days after the receipt of the Refund.

Section 4.02. Carrybacks. (a) The carryback of any loss, credit or other Tax Attribute in any Post-Distribution Taxable Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign laws or regulations).

(b)(i) Subject to Section 4.02(c) and (d), in the event that any member of the Comverse Group realizes any loss, credit or other Tax Attribute in any Post-Distribution Taxable Period, such member may elect to carry back such loss, credit or Tax Attribute to a Pre-Distribution Taxable Period or the portion of a Straddle Period ending on the Distribution Date. CTI shall cooperate with Comverse and such member in seeking from the appropriate Tax Authority any Refund that reasonably would result from such carryback (including by filing an amended Tax Return) at Comverse’s cost and expense. Comverse shall be entitled to any Refund (or other Tax benefit) received by the CTI Group (including any interest thereon received from such Tax Authority less any Taxes payable by reason of the receipt of such Refund and interest) attributable to such carryback, if such Refund is allocable to the Comverse Group under the principles of Section 4.01, within thirty (30) business days after such Refund (or other Tax benefit) is received.

(ii) Subject to Section 4.02(c) and (d), in the event that any member of the CTI Group realizes any loss, credit or other Tax Attribute in any Post-Distribution Taxable Period, such member may elect to carry back such loss, credit or Tax Attribute to a Pre-Distribution Taxable Period or the portion of a Straddle Period ending on the Distribution Date. Comverse shall cooperate with CTI and such member in seeking from the appropriate Tax Authority any Refund that reasonably would result from such carryback (including by filing an amended Tax Return) at CTI’s cost and expense. CTI shall be entitled to any Refund (or other Tax benefit) received by the Comverse Group (including any interest thereon received from such Tax Authority less any Taxes payable by reason of the receipt of such Refund and interest) attributable to such carryback, if such Refund is allocable to the CTI Group under the principles of Section 4.01, within thirty (30) business days after such Refund (or other Tax benefit) is received.

(c) Except as otherwise provided by applicable law, if the CTI Group and the Comverse Group both may carry back a loss, credit or other Tax Attribute to the same Pre-Distribution Taxable Period or the portion of a Straddle Period ending on the Distribution Date, any Refund (or other Tax benefit) resulting therefrom shall be allocated between CTI and Comverse proportionately based on the relative amounts of the Refunds (or other Tax benefits) to which the CTI Group and the Comverse Group, respectively, would have been entitled had its carryback been the only carryback to such taxable period.

(d) To the extent that the amount of a Refund to which a Party is entitled under this Section 4.02 is reduced by the applicable Tax Authority as a result of the offset of such amount against a Tax of the other Party, as allocated under this Agreement, the Party which receives the benefit of such offset shall appropriately compensate the other Party within thirty (30) days of receipt or actual utilization of such benefit.

ARTICLE V

INDEMNIFICATION

Section 5.01. Indemnification by CTI. CTI shall pay, and shall indemnify and hold the Comverse Indemnitees harmless from and against, without duplication, (i) all Taxes allocable to CTI under Article II, (ii) all Taxes incurred by the Comverse Group by reason of the breach by CTI of any of its covenants hereunder, and (iii) any costs and expenses related to this Section 5.02 (including, without limitation, reasonable attorneys’ fees and expenses).

Section 5.02. Indemnification by Comverse. Comverse shall pay, and shall indemnify and hold the CTI Indemnitees harmless from and against, without duplication, (i) all Taxes allocable to Comverse under Article II, (ii) all Taxes incurred by the CTI Pre-Distribution Group or CTI Group by reason of the breach by Comverse of any of its covenants hereunder, and (iii) any costs and expenses related to this Section 5.02 (including, without limitation, reasonable attorneys’ fees and expenses). For the avoidance of doubt, notwithstanding anything to the contrary (including Section 2.04), the indemnity obligations of Comverse pursuant to this Section 5.02 shall include indemnifying CTI for Taxes payable by CTI (which, for the avoidance of doubt, shall include any Taxes offset by the use of a Verint Tax Attribute) in any Post-Distribution Taxable Period (or any portion thereof) of CTI, as a result of any: (1) change in method of accounting for a taxable period (or portion thereof) ending on or before the Distribution Date, including under Section 481(a) of the Code or any comparable or similar provision of state, local, or foreign law; (2) installment sale or other open transaction entered into on or prior to the Distribution Date; (3) prepaid amount received on or prior to the Distribution Date; (4) closing agreement described in Section 7121 of the Code or any comparable or similar provision of state, local or foreign law executed on or prior to the Distribution Date; or (5) indebtedness discharged in connection with any election under Section 108(i) of the Code made on or prior to the Distribution Date. Notwithstanding anything to the contrary in this Agreement, this Section 5.02 shall not require Comverse to indemnify any CTI Indemnitees for the use of, or any reduction in, any Tax Attributes of the CTI Pre-Distribution Group, CTI Group or the Comverse Group.

Section 5.03. Audits.

(a) If an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article II or V, such Indemnified Party shall promptly (and in any event by the Outside Notice Date) notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly (and in any event within 10 business days) forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period beginning immediately after the Outside Notice Date and ending on the date the Indemnified Party gives the required notice). For the avoidance of doubt, knowledge of the commencement of a Tax Proceeding by a Person who is an officer or director of both CTI and Comverse shall not constitute notice for purposes of this Section 5.03.

(b) Any extension of the Statute of Limitations for any Taxes or a Tax Return prepared in accordance with Section 3.01 for any Pre-Distribution Taxable Period or a Straddle Period shall be made by the Party required to file such Tax Return or pay such Taxes to a Taxing Authority; provided that to the extent such Taxes or Tax Return may result in an indemnity payment pursuant to this Agreement by the Party other than the filing Party, the Indemnifying Party may, in its reasonable discretion, require that the filing Party extend the applicable Statute of Limitations for such period as determined by the Indemnifying Party.

(c) The Indemnifying Party shall be entitled to participate in the defense of a Tax Proceeding and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnified Party, the Indemnifying Party may assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Tax Proceeding, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Tax Proceeding so requires), notify the Indemnified Party of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnified Party for legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that such Indemnified Party shall have the right to employ counsel to represent such Indemnified Party if, in such Indemnified Party’s reasonable judgment, a conflict of interest between such Indemnified Party and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnified Party shall have given notice of the Tax Proceeding as provided above). If the Indemnifying Party so elects to assume the defense of any Tax Proceeding, all of the Indemnified Parties shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided records and witnesses as soon as reasonably practicable after receiving any request from or on behalf of the Indemnifying Party.

(d) If the Indemnifying Party acknowledges in writing responsibility under this Section 5.03 for a Tax Proceeding, then in no event will the Indemnified Party admit any liability with respect to, or settle, compromise or discharge, any Tax Proceeding without the Indemnifying Party’s prior written consent; provided, however, that the Indemnified Party shall have the right to settle, compromise or discharge such Tax Proceeding without the consent of the Indemnifying Party if the Indemnified Party releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Tax Proceeding and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Tax Proceeding, the Indemnified Party will agree to any settlement, compromise or discharge of a Tax Proceeding that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Tax Proceeding and releases the Indemnified Party completely in connection with such Tax Proceeding and that would not otherwise adversely affect the Indemnified Party. If an Indemnifying Party elects not to assume the defense of a Tax Proceeding, or fails to notify an Indemnified Party of its election to do so as provided herein, such Indemnified Party may compromise, settle or defend such Tax Proceeding.

(e) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Tax Proceeding (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Tax Proceeding) if the Tax Proceeding seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Tax Proceeding can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(f) If a Tax Proceeding involves a Tax adjustment that may reasonably be expected to result solely in the reduction or loss of a Tax Attribute that was allocated under Section 2.02, and: (i) such Tax Attribute is allocable solely to CTI under Section 2.02, CTI shall have the right to control all proceedings and make all decisions in connection with the defense and settlement of such Tax adjustment (including selection of counsel) at its own expense, and Comverse shall have the right to participate in such proceeding, but not control such Tax Proceeding or make decisions in connection with the defense and settlement of such proceeding, at its sole expense; (ii) such Tax Attribute is allocable solely to Comverse under Section 2.02, Comverse shall have the right to control all proceedings and make all decisions in connection with the defense and settlement of such Tax adjustment (including selection of counsel) at its own expense, and CTI shall have the right to participate in such proceeding, but not control such proceeding or make decisions in connection with the defense and settlement of such proceeding, at its sole expense; (iii) such Tax Attribute was allocated under Section 2.02 to both CTI and Comverse, the Parties shall cooperate in the defense of such Tax Proceeding and mutually agree to any settlement of such Tax adjustment (each at its own expense). Notwithstanding anything to the contrary in this Agreement, neither Party shall settle any Tax Proceeding involving a Tax Attribute allocated under Section 2.02 of the other Party, without such other Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), if the resolution of such Tax Proceeding adversely affects such Tax Attribute of such other Party.

Section 5.04. Payment. If an Indemnifying Party is required to indemnify an Indemnified Party pursuant to this Article V, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Article V, in sufficient detail. Subject to the following sentence, the Indemnifying Party shall pay to the Indemnified Party, no later than ten (10) business days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Article V. If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within ten (10) business days of receiving such calculations. Any dispute regarding such calculations shall be resolved in accordance with the dispute resolution mechanism of Section 3.01(a) of this Agreement.

Section 5.05. Time Limits. Any claim under this Article V with respect to a Tax must be made no later than sixty (60) days after the expiration of the applicable Statute of Limitations for assessment of such Tax.

ARTICLE VI

MISCELLANEOUS

Section 6.01. Termination of Prior Tax Sharing Agreements. This Agreement shall take effect on the Distribution Date and shall replace all tax sharing and other similar agreements, whether or not written, in respect of any Taxes between or among the CTI Group on the one hand and the Comverse Group on the other. All such replaced agreements shall be canceled as of the Distribution to the extent they relate to the Comverse Group, and any rights or obligations of the CTI Group or the Comverse Group existing thereunder thereby shall be fully and finally settled without any payment by any Party thereto.

Section 6.02. Merger or Consolidation. Neither CTI nor Comverse (in either case, the “Transaction Party”) shall (i) consolidate with or merge into any Person or permit any Person to consolidate with or merge into the Transaction Party (other than a merger or consolidation in which the Transaction Party is the surviving or continuing corporation) or (ii) sell, assign, transfer, lease or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of the assets of the Transaction Party, unless the resulting, surviving or transferee Person shall expressly assume, by instrument in form and substance reasonably satisfactory to the other Party, all of the obligations of the Transaction Party under this Agreement.

Section 6.03. Subsidiaries. Each of the Parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary (as defined in the Distribution Agreement) of such Party or by any entity that is contemplated to be a Subsidiary of such Party on or after the Distribution Date.

Section 6.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of New York, without reference to choice of law principles, including matters of construction, validity and performance.

Section 6.05. Amendment. This Agreement may be amended, modified or supplemented only by a written Agreement signed by all of the Parties hereto.

Section 6.06. Notices. Notices, requests, permissions, waivers, referrals and all other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective Persons giving them (in the case of any corporation, the signature shall be by an officer thereof) and delivered by hand or by telecopy or on the date of receipt indicated on the return receipt if mailed (registered or certified, return receipt requested, properly addressed and postage prepaid):

If to CTI, to:

Comverse Technology, Inc.

810 Seventh Avenue

New York, NY 10019

Attention: General Counsel

If to Comverse, to:

Comverse, Inc.

200 Quannapowitt Parkway

Wakefield, MA 01880

Attention: General Counsel

Such names and addresses may be changed by notice given in accordance with this Section 6.06

Section 6.07. Entire Agreement. This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

Section 6.08. Headings; References. The article. section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles” or “Sections” shall be deemed to be references to Articles or Sections hereof unless otherwise indicated.

Section 6.09. Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

Section 6.10. Parties in Interest; Assignment; Successor. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Party. Notwithstanding the preceding sentence, this Agreement shall inure to the benefit of and be binding upon CTI and Comverse and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

Section 6.11. Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 6.12. Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 6.13. Creation of CTI Subsidiary. At the request of Verint (and provided such request is made with at least 20 days notice), the Parties agree that CTI shall, on or before January 24, 2013, form a wholly-owned incorporated Subsidiary under Delaware law (“Newco”), and CTI shall contemporaneously transfer to Newco as much of its Retained Assets (as such term is defined in the Merger Agreement) as is available.

Section 6.14. Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

IN WITNESS WHEREOF, each of the Parties has caused this Tax Disaffiliation Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

COMVERSE TECHNOLOGY, INC.

By:	/s/ Shefali Shah
Name: Shefali Shah Title: Senior Vice President, General Counsel and Corporate Secretary

COMVERSE, INC.

By:	/s/ Thomas B. Sabol
Name: Thomas B. Sabol Title: Chief Financial Officer

[Signature Page to Tax Disaffiliation Agreement]

Schedule 3.01

Comverse, Inc.

Certification for Tax Filing

For the Tax Year ended January 31, 2013

The undersigned officer of Comverse, Inc. (“Comverse”) hereby certifies to each of Victory Acquisition I LLC (as successor to Comverse Technology, Inc. (“CTI”)) and Verint Systems Inc., with respect to the Tax Filing (as defined below), as follows:

1.	I have supervised and coordinated the preparation, internal review and approval, of the U.S. federal income tax return for the tax year ending January 31, 2013, and the New York State and New York City income tax returns for the tax year ending January 31, 2013, each of these three tax returns in its final form, together with all accompanying attachments, elections, statements and schedules (collectively, the “Tax Filing”).

2.	To my knowledge and belief, the Tax Filing reflects the information of CTI and its consolidated subsidiaries in all material respects.

3.	To my knowledge and belief, the Tax Filing is true, correct and complete and complies with all applicable laws, in each case, in all material respects, subject to those positions in the Tax Filings for which there is a reasonable basis, and for which there is adequate disclosure as required by applicable law.

4.	I have maintained and retained an audit trail (work papers) containing evidential matter and formal documentation relating to the work performed in the preparation of the Tax Filing.

5.	I confirm that the tax positions reflected in the Tax Filing have been documented and reviewed in formal memos, spreadsheets and working papers.

6.	I have provided the auditors – internal and external – and the accounting firm that is reviewing the Tax Filing, open and honest answers to all questions and provided complete and accurate documentation in response to such requests.

7.	I am not aware of any information that should have been reviewed for potential errors that was intentionally or unintentionally excluded from review or that was not reviewed.

8.	I have made reasonable inquiries of those persons, and reviewed all appropriate information, necessary to the preparation of the Tax Filings.

9.	All employees, consultants or other persons that were involved in the preparation, review and/or approval of the Tax Filing have adequate expertise to complete the tasks they were assigned and I have reviewed their work product and found it to be adequate for the purposes for which it was intended.

10.	I am aware of no fraud, whether or not material, that involves management or other employees who had a significant role in the preparation of the Tax Filing.

I understand that each of Victory Acquisition I LLC and Verint Systems Inc. will rely on this certification, among other things, in signing the Tax Filing and attesting that it is true, correct and complete.

If I at any time become aware of any information which may make any of my responses inaccurate or incorrect in any material respect, I will immediately advise [            ] of Verint Systems Inc., who can be reached at (                    ).

Please enter your name, title, and date below and sign.

Signature:
Name:
Title:
Date:

[TO BE SIGNED BY A SENIOR EXECUTIVE OFFICER (SUCH AS CHIEF ACCOUNTING OFFICER, ETC.)]